Exhibit 4.1

PLAYTIKA HOLDING CORP.

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of July 11, 2022, by and between (i) Playtika Holding Corp., a Delaware corporation (the “Company”), and (ii) Joffre Palace Holdings Limited, a company formed under the laws of the Cayman Islands (“JPHL” and, together with any of its Affiliates that beneficially (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) own shares of Common Stock from time to time, the “Joffre Stockholders”).

WHEREAS, Playtika Holding UK II Limited and JPHL entered into that certain Stock Purchase Agreement, dated as of June 27, 2022 (the “Purchase Agreement”); and

WHEREAS, in connection with the appointment of the First Purchaser Director (as defined in the Purchase Agreement), the parties hereto desire to make certain representations, warranties, covenants and agreements.

NOW, THEREFORE, the Company and the Joffre Stockholders hereby agree as follows:

1.	Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to such terms in this Section 1:

1.1

“Affiliate” means, with respect to any Person, another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing which is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

1.2	“Board of Directors” means the board of directors of the Company.

1.3	“Common Stock” shall mean Company Common Stock, $0.01 par value per share.

1.4	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

1.5	“Person” means an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.

1.6	“Purchaser Director” has the meaning given to such term in the Purchase Agreement.

2.	Voting Agreement. For so long as any Purchaser Director is serving on the Board of Directors, JPHL hereby irrevocably and unconditionally agrees, and agrees to cause each

Joffre Stockholder to, at any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought (each, a “Company Stockholders Meeting”), to, either (a) appear at each such meeting or otherwise cause all shares of Common Stock beneficially owned by all Joffre Stockholders (the “Covered Shares”) to be counted as present thereat for purposes of calculating a quorum and vote (or cause to be voted) all Covered Shares, or (b) if action is to be taken by written consent in lieu of a Company Stockholders Meeting, execute and deliver a written consent (or cause a written consent to be executed and delivered) covering all Covered Shares (in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto), in each case (x) in favor of the election of each of the nominees that has been nominated by the Board of Directors for election as a director of the Company and (y) against the election of any nominees that have not been nominated by the Board of Directors for election as a director of the Company.

3.

Resignation Upon Termination or Amendment of Purchase Agreement. If the Purchase Agreement is terminated for any reason prior to the occurrence of the Closing thereunder, or if the Pre-Closing under the Purchase Agreement has not occurred by six (6) months after the Kick-Off Date (as defined in the Purchase Agreement) or the Closing under the Purchase Agreement has not occurred by twelve (12) months after the Kick-Off Date (as defined in the Purchase Agreement), in either case without the consent of the Board of Directors (or applicable committee thereof), then in each case, JPHL shall cause any and all Purchaser Directors serving on the Board of Directors at the time of such termination to immediately and unconditionally resign from the Board of Directors and all committees thereof, and from any boards or directors (or equivalent governing body) of any subsidiary of the Company all committees thereof.

4.

Resignation Upon Sale of Shares of Common Stock. From and after the Pre-Closing (as defined in the Purchase Agreement), if the Joffre Stockholders cease in the aggregate to beneficially own fifteen percent (15%) or more of the total outstanding shares of Common Stock then JPHL shall cause any and all Purchaser Directors serving on the Board of Directors at such time to immediately and unconditionally resign from the Board of Directors and all committees thereof, and from any boards or directors (or equivalent governing body) of any subsidiary of the Company all committees thereof.

5.

Modification. The Company and any Joffre Stockholder may amend, modify or terminate any agreement entered into among themselves or their Affiliates, including the Confidential Disclosure Agreement dated February 11, 2022 between the Company and Joffre Capital Limited, and the observance of any term thereof may be waived, only by written mutual agreement of the parties thereto, provided that the Board of Directors (and any requisite committee thereof, as applicable) approve such action in advance.

6.	Miscellaneous.

6.1

Term. The provisions of this Agreement shall terminate and be of no further force and effect upon the first to occur of (i) the Joffre Stockholders ceasing to beneficially own any shares of Common Stock at any time following the transfer of the Sale Shares (as defined in the Purchase Agreement) to the Joffre Stockholders, (ii) all of the shares of Common Stock being owned by a single Person, or (iii) the agreement in writing of all parties hereto.

6.2

Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

6.3

WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.4

Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with an internationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. If notice is given to a Joffre Stockholder, it shall be sent to Joffre Palace Holdings Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, email: info@joffrecap.com or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.4. If notice is given to the Company, it shall be sent to Playtika Holding Corp., Attention: General Counsel, 2225 Village Walk Drive, Suite 240, Henderson, NV 89052, email: michael.cohen@playtika.com; and copies (which shall not constitute notice) shall also be sent to Latham & Watkins LLP, Attention: Michael Treska and Darren Guttenberg, 650 Town Center Drive, Costa Mesa,

California 92626, email: michael.treska@lw.com and darren.guttenberg@lw.com; Sidley Austin LLP, Attention: Perry J. Shwachman and Jonathan A. Blackburn, One South Dearborn Street, Chicago, Illinois 60603, email: pshwachman@sidley.com and jblackburn@sidley.com; and Sidley Austin LLP, Attention: John H. Butler, 787 Seventh Avenue, New York, New York 10019, email: john.butler@sidley.com.

6.5

Consent to Electronic Notice. Each Joffre Stockholder consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address in accordance with Section 6.4(a) above, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Joffre Stockholder agrees to promptly notify the Company of any change in its electronic mail address, and that failure to do so shall not affect the foregoing.

6.6

Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.7

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.8

Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the parties hereto. Any amendment, modification, termination or waiver so effected shall be binding upon the parties hereto and all of their respective successors and assigns whether or not such party, assignee or other stockholder entered into or approved such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.9

Assignment of Rights. Except as provided in the following sentence, no party hereto may assign its rights or obligations hereunder. JPHL may assign its rights or obligations hereunder to a Joffre Stockholder that acquires all of the Covered Shares; provided that any such assignment shall not relieve JPHL of its obligations under this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.10	Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11

Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.12	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.13

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.14

Aggregation of Stock. All shares of Common Stock held or acquired by Affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.15

Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that a party hereto may have under law or in equity, any party shall be entitled to immediate injunctive relief or specific performance without bond or the necessity of showing actual monetary damages in order to enforce or prevent any violations of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Stockholders Agreement as of the date first above written.

PLAYTIKA HOLDING CORP.

By:	/s/ Craig Abrahams
Name:	Craig Abrahams
Title:	President and Chief Financial Officer

JOFFRE PALACE HOLDINGS LIMITED

By:	/s/ James F. Lu
Name:	James F. Lu
Title:	Director

Stockholders Agreement